EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

MasterBrand, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	16,500,000	$8.85	$146,025,000	0.00011020	$16,091.96

Total Offering Amounts							$16,091.96

Total Fee Offsets							$—

Net Fee Due							$16,091.96

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of shares of the Registrant’s Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on December 12, 2022.

(3)

Represents shares of the Registrant’s Common Stock that may be issued under the MasterBrand, Inc. 2022 Long-Term Incentive Plan, including 3,600,000 shares to be issued pursuant to Replacement and Substitute Awards (as defined in the MasterBrand, Inc. 2022 Long-Term Incentive Plan) and shares that may become available for grant pursuant to the share recycling provisions set forth in Section 1.5 of the MasterBrand, Inc. 2022 Long-Term Incentive Plan.